                              STOCK PURCHASE AGREEMENT


       THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into on this 22nd day of December, 1998, by and between RODNEY H. THOMAS (the "Seller") and THERMOVIEW INDUSTRIES, INC., a Delaware corporation (the "Buyer").

                               PRELIMINARY STATEMENTS

       The Seller owns (i) all of the issued and outstanding shares of common stock, with par value of $1.00 per share (the "Thomas Common Stock"), of THOMAS CONSTRUCTION, INC., a Missouri corporation ("Thomas"), (ii) all of the issued and outstanding shares of Common Stock, with par value of $1.00 per share (the "Castle Common Stock"), of CASTLE ASSOCIATES, INC., a Missouri corporation ("Castle") and (iii) all of the issued and outstanding shares of Common Stock, with par value of $1.00 per share (the "SHI Common Stock," which together with the Thomas Common Stock and the Castle Common Stock is collectively referred to as the "Common Stock"), of SHOWPLACE HOME IMPROVEMENTS, INC., a Missouri corporation ("SHI") (Thomas, Castle and SHI are sometimes collectively referred to as the "Companies" and individually as a "Company").

       The Companies are engaged in designing, selling and installing state of the art custom vinyl new and replacement thermal paned windows, vinyl and steel siding, patio enclosures, decks and room additions and remodeling kitchens, bathrooms and roofs for the existing home market (the "Business").

       The Buyer desires to purchase, and the Seller desires to sell, all of the outstanding shares of Common Stock of the Companies, upon the terms and subject to the conditions set forth in this Agreement.

       Effective at 12:01 a.m. on January 1, 1999, Castle and SHI will merge with and into Thomas.

       In consideration of these preliminary statements and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


                        ARTICLE I.  PURCHASE AND SALE OF STOCK

       SECTION 1.1 SALE OF STOCK. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the Seller agrees to sell, assign, transfer and deliver to the Buyer, and the Buyer agrees to purchase, 16,875 shares of Thomas Common Stock, 100 shares of Castle Common Stock and 375 shares of SHI Common Stock, representing all of the issued and outstanding shares of Common Stock of the Companies. The certificates representing

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the Common Stock shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by the Seller.

       SECTION 1.2 CONSIDERATION. Upon the terms and subject to satisfaction of the conditions set forth in this Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of all of the issued and outstanding shares of Common Stock, the Buyer will pay to the Seller consideration as follows:

          (a) A closing payment shall be made to the Seller comprised of (i) $10,130,000 in cash to be delivered to the Seller on January 4, 1999, by certified check, wire transfer or other means of immediately available funds;
(ii) 301,425 shares of Buyer Common Stock (defined in Section 3.4) to be delivered to the Seller on January 4, 1999; and (iii) 400,000 shares of Buyer Series B Preferred Stock (defined in Section 3.4) to be delivered to the Seller on January 4, 1999.

          (b) The Seller shall also be entitled to receive post-closing earn-out payments as set forth on SCHEDULE 1.2.

       SECTION 1.3 PURCHASE PRICE ADJUSTMENT. As soon as practicable but within sixty (60) days after the Effective Date, the Seller, at his expense, shall cause Stone Carlie & Company, L.L.C., an independent certified public accountant, to prepare combined balance sheets of the Companies immediately prior to the Effective Time (the "Effective Time Balance Sheet") setting forth the tangible net worth of the Company using accrual accounting and in conformance with generally accepted accounting principles (the "Tangible Net Worth"). A copy of the Effective Time Balance Sheet shall be promptly furnished to the Buyer. If the Buyer disagrees with the Tangible Net Worth, the Buyer shall engage an independent public accounting firm, at its expense, to audit the Effective Time Balance Sheet and deliver a certified written report to the Seller confirming the Tangible Net Worth ("Audited Tangible Net Worth"). If the Seller fails to notify the Buyer of a dispute concerning Audited Tangible Net Worth within fifteen (15) days after receiving the report from the accounting firm selected by the Buyer, such report shall be deemed accepted for purposes of calculating Tangible Net Worth. If the Seller should so notify the Buyer of a dispute concerning Audited Tangible Net Worth, the Buyer shall then engage another big-five independent accounting firm that is mutually acceptable to the Buyer and the Seller to resolve such dispute and such firm shall notify the Buyer and the Seller of its resolution of such dispute within two weeks of its engagement by the Buyer. The cost of services provided by such big-five accounting firm shall be borne equally by the Buyer and the Seller. Any such resolution shall be final and binding on all parties hereto for the purposes of calculating Tangible Net Worth. In the event the Tangible Net Worth is less than $500,000, the Seller shall pay such deficit portion to the Buyer within thirty (30) days following the later of Stone Carlie & Company, L.L.C.'s determination of the Tangible Net Worth, the determination of the Audited Tangible Net Worth or the resolution of any dispute by such big-five accounting firm on a dollar-for-dollar basis. In the event the Tangible Net Worth is greater than $500,000, the Buyer shall pay the excess amount, on a dollar-for-dollar basis, to the Seller within thirty (30) days following the later of Stone Carlie & Company, L.L.C.'s determination of the Tangible Net Worth, the determination of Audited Tangible Net Worth, or the resolution of any dispute by such big-five accounting firm. For purposes of this Section 1.3, "Tangible Net Worth" shall


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mean the net book value of the Companies at the Effective Time determined in accordance with generally accepted accounting principles applied on a consistent basis. Net book value shall be calculated by subtracting the book value of all of the liabilities of the Companies from the book value of all tangible assets of the Companies.

              ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF THE SELLER

       As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer as follows:

       SECTION 2.1 OWNERSHIP OF STOCK. The Seller owns all of the issued and outstanding shares of Common Stock free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations of every kind ("Claims"), and the delivery to the Buyer of the Common Stock pursuant to the provisions of this Agreement will transfer to the Buyer valid title thereto, free and clear of all Claims.

       SECTION 2.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The Seller has full legal power and capacity to execute, deliver and perform this Agreement and the Exhibits and to deliver the Schedules hereto, and the other documents and instruments contemplated hereby (collectively, this Agreement, the Exhibits and Schedules hereto, and the other documents and instruments contemplated hereby shall constitute the "Documents") and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Documents have been duly and validly executed and delivered by the Seller and constitute valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally.

       SECTION 2.3 FOREIGN PERSON. The Seller is not a foreign person as that term is defined in Section 1445(f)(3) of the Code and applicable regulations.

       SECTION 2.4   ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

       Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Each Company is qualified to do business as a foreign corporation and is in good standing in the states set forth on SCHEDULE 2.4, and the failure of the Companies to so qualify in any other state shall not have a material adverse effect on any of the Companies. The Seller has made available to the Buyer complete and correct copies of the Articles of Incorporation and Bylaws of each Company as currently in effect. The Companies have the corporate power and authority to own, lease, operate and hold their properties and to carry on their business as now conducted, including the right to use the names "Thomas Construction, Inc.," "Thomas Construction Company," "Castle Associates, Inc.," and "Showplace Home Improvements, Inc." or any derivative thereof.


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

       SECTION 2.5 CAPITALIZATION. Thomas has authorized capital consisting of 30,000 shares of common stock, with par value of $1.00 per share, of which 16,875 shares are issued and outstanding and ________ shares are held as treasury stock. Castle has authorized capital consisting of 30,000 shares of Common Stock, with par value of $1.00 per share, of which 100 shares are issued and outstanding and no shares are held as treasury stock. SHI has authorized capital consisting of 30,000 shares of Common Stock, with par value of $1.00 per share, of which 375 shares are issued and outstanding and no shares are held as treasury stock. All of the outstanding shares of each Company have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of any Company has been issued in violation of any preemptive right. Except as set forth on SCHEDULE 2.5, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of any Company, other than as contemplated by this Agreement.

       SECTION 2.6 SUBSIDIARIES AND INVESTMENTS. None of the Companies has any subsidiaries nor owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity, other than investments in publicly traded entities (if any).

       SECTION 2.7 BOOKS AND RECORDS. The minute books of each Company, which have been and will be made available to the Buyer and its representatives, contain accurate records of all meetings of and corporate actions or written consents (other than standard printed resolutions) by the shareholders and Board of Directors of each Company set forth in such minute books. Except as set forth on SCHEDULE 2.7, none of the Companies has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of any of the Companies.

       SECTION 2.8 FINANCIAL STATEMENTS. The Seller has previously furnished to the Buyer, and attached hereto as SCHEDULE 2.8 are, the reviewed statements of assets, liabilities and stockholder's equity of each of the Companies as of December 31, 1997, 1996 and 1995 and the related reviewed statements of revenues and expenses, statements of retained earnings, and statements of cash flows for the years then ended and the unaudited consolidated statements of assets, liabilities and stockholder's equity of the Companies (the "Balance Sheet") as of October 31, 1998 (the "Balance Sheet Date") and the related statements of revenues and expenses for the ten (10) months then ended. Except as set forth on SCHEDULE 2.8, all such financial statements (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and were prepared from the books and records of each Company. Such books and records are complete and correct in all material respects, accurately reflect all transactions of the business of each Company, and have been made available to the Buyer for examination. The Financial Statements fairly present the financial position of each Company as of the dates thereof and the results of their operations and cash flows for the periods ended on the dates thereof. The Financial Statements reflect reserves appropriate and adequate for all known material liabilities and reasonably anticipated losses as


                                       4
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required by GAAP.  Except as set forth on SCHEDULE 2.8, since the Balance Sheet
Date, (i) there has been no change in the assets, liabilities or financial condition of the Companies from that reflected in the Balance Sheet except for changes in the ordinary course of business consistent with past practice and which have not been materially adverse, and (ii) none of the business, prospects, financial condition, operations, property or affairs of the Companies has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. To the best knowledge of the Seller, the Seller has disclosed to the Buyer all material facts relating to the preparation of the Financial Statements.

       SECTION 2.9   EMPLOYMENT AND LABOR MATTERS.

          (a) SCHEDULE 2.9 lists all current employees, independent contractors and officers of the Companies with salaries during the calendar year 1998 in excess of Thirty Thousand Dollars ($30,000), along with the amount of the current annual salaries and total compensation paid or due for services to each employee, independent contractor or officer for the most recent fiscal year end and the year to date, and a full and complete description of any commitments to such employees, independent contractors and officers with respect to compensation payable thereafter. To the best knowledge of the Seller, (1) no key employee or group of employees has any plans to terminate employment with any Company and (2) no independent contractor has any plans to terminate its services to any Company and none of the Companies has plans to terminate its relationship with any of its independent contractors.

          (b) None of the Companies is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and the Seller has no knowledge of any attempt to organize any of the Company's employees by any Person, unit or group seeking to act as their bargaining agent. There are no pending or, to the best knowledge of the Seller, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by any of the Companies. To the best knowledge of the Seller, no union representation election relating to employees of the Companies has been scheduled by any governmental agency or authority, no organizational effort is being made with respect to any of such employees, and there is no investigation of the Companies' employment policies or practices by any governmental agency or authority pending or, to the best knowledge of the Seller, threatened. None of the Companies is currently, nor have they been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Companies. None of the Companies has experienced any material work stoppages, and to the best knowledge of the Seller, no work stoppage is planned. To the best knowledge of the Seller, the Companies have complied with all material laws and regulations relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, employment practices, terms and conditions of employment, collective bargaining, equal opportunity or similar laws and the payment of social security and similar taxes, and are not liable for any material arrears of wages or any material taxes or penalties for failure to comply with any of the foregoing.

       SECTION 2.10  REAL PROPERTY.  None of the Companies owns real property.


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       SECTION 2.11  POWERS OF ATTORNEY; ABSENCE OF LIMITATIONS ON COMPETITION;
GUARANTEES.

       Except as set forth in SCHEDULE 2.11, (i) no power of attorney or similar authorization given by any Company presently is in effect or outstanding; (ii) no contract or agreement to which any Company is a party or is bound or to which any of the Companies' properties or assets are subject limits the freedom of any of the Companies to compete in any line of business or with any Person; and
(iii) none of the Companies is a party to or bound by any guarantee of any debt or obligation of any other Person.

       SECTION 2.12 SIGNIFICANT SUPPLIERS. Set forth on SCHEDULE 2.12 is a true and correct list of the Companies' ten largest suppliers for the most recent twelve (12) month period ending December 31, 1997, and most recent ten
(10) month period ending October 31, 1998 together with the amount attributable to such suppliers expressed in dollars and the amount of total supplies purchased. None of the suppliers identified on SCHEDULE 2.12 has terminated, materially reduced or, to the best knowledge of the Seller, threatened to terminate or materially reduce its supply of products or services to the Companies during the period covered by such schedule.

       SECTION 2.13 GOVERNMENTAL APPROVALS. Except as set forth on SCHEDULE 2.13, and to the best knowledge of the Seller, no registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Seller of this Agreement.

       SECTION 2.14 VALIDITY, ETC. Except as set forth on SCHEDULE 2.14, neither the execution and delivery of this Agreement or the other Documents, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the other Documents in compliance with the terms and conditions hereof and thereof by the Seller will (i) violate, conflict with or result in any breach of any trust agreement, Articles of Incorporation, bylaw, judgment, decree, order, to the best knowledge of the Seller, statute or regulation applicable to any of the Companies, (ii) to the best knowledge of the Seller, violate, conflict with or result in a breach, default or termination or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the obligations of any of the Companies or increase or otherwise affect the obligations of any of the Companies under any law, rule, regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to any of the Companies or to the Seller's ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to the Buyer, or (iii) to the best knowledge of the Seller, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Companies.

       SECTION 2.15 ABSENCE OF ADVERSE CHANGE; CONDUCT OF BUSINESS. During the period from the Balance Sheet Date to and including the date of this Agreement, except as set forth on SCHEDULE 2.15, none of the Companies has, except in the ordinary course of business


                                       6
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consistent with past practices (i) borrowed or agreed to borrow any material amount of funds or incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), or guaranteed or agreed to guarantee any obligations of others, (ii) canceled any indebtedness owing to it or any claims that it might have possessed, waived any material rights of substantial value or sold, leased, encumbered, transferred or otherwise disposed of, or agreed to sell, lease, encumber, or otherwise dispose of its assets or permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (iii) made any capital expenditure or commitment therefor in excess of Ten Thousand Dollars ($10,000), (iv) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (v) increased its indebtedness for borrowed money, or made any loan to any Person, (vi) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, (vii) made any material change in any method of accounting or auditing practice, (viii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner, or (ix) agreed, whether or not in writing, to do any of the foregoing.

       SECTION 2.16 CERTAIN PRACTICES. None of the Seller, the Companies, the Companies' directors or officers, or to the best knowledge of the Seller, the Companies' employees has, directly or indirectly, used any of the Companies' funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from any of the Companies' funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of any of the Companies' monies or other assets; made any false or fictitious entry on the books or records of any of the Companies or any subsidiary; made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or made any bribe, kickback, or other payment of a similar or comparable nature to any person or entity, private or public, regardless of form, whether in money, business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

       SECTION 2.17  COMPLIANCE WITH LAW; LICENSES AND PERMITS.

       Except as set forth on SCHEDULE 2.17, each of the Companies has, to the best knowledge of the Seller, complied in all material respects with all laws, ordinances, legal requirements, rules, regulations and orders applicable to it, its operations, properties, assets, products and services. Except as set forth on SCHEDULE 2.17, to the best knowledge of the Seller there is no existing law, rule, regulation or order, and the Seller is not aware of any proposed law, rule, regulation or order, whether Federal, state or local, which would prohibit or materially restrict the Buyer from, or otherwise materially adversely affect the Buyer in, conducting the Business in the manner heretofore conducted by the Companies in any jurisdiction in which the Business is now conducted. To the best knowledge of the Seller, each of the Companies possesses all franchises, permits, licenses, certificates and consents required from any governmental or regulatory authority in order for each of the Companies to carry on its business as currently


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conducted and to own and operate its properties and assets as now owned and operated and all of such licenses and permits are set forth on SCHEDULE 2.17.

       SECTION 2.18  EMPLOYEE BENEFITS.

          (a) Set forth on SCHEDULE 2.18 is a list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare and other employee benefit plans, programs or arrangements pursuant to which any of the Companies or their ERISA Affiliates provides (directly or indirectly, individually or jointly through others) benefits or compensation to or on behalf of employees or independent contractors or former employees or former independent contractors of the Companies or their ERISA Affiliates, whether formal or informal, whether or not written ("Employee Plan"). On request by the Buyer, the Seller shall furnish a copy of each Employee Plan and a copy of any related materials. The Companies will maintain the benefits listed on SCHEDULE 2.18 in full force and effect through the Effective Date. Except as set forth on SCHEDULE 2.18, the Buyer shall not have any obligation or liability of any kind or nature for any compensation or benefits of any kind or nature to the employees or consultants of any of the Companies under any Employee Plan for services rendered prior to the Effective Date.

          (b) Each Employee Plan covering any present or former employee of any of the Companies which is subject to the continuation health coverage requirements of Section 4980B of the Code or Section 601 of ERISA or any applicable state law has complied with all such requirements for continuation coverage.

          (c) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the best knowledge of the Seller, threatened against or with respect to any Employee Plan or the assets of any Employee Plan.

          (d) Each Employee Plan (and the related trust or funding vehicle, if any) has been administered and maintained in accordance with its terms and with applicable law. Except as set forth on SCHEDULE 2.18(d), each Employee Plan which is intended to be qualified under Section 401 of the Code and each amendment to such plan is subject to a favorable determination letter from the Internal Revenue Service and each such plan has at all times been maintained, by its terms and in operation, in accordance with Section 401 of the Code. The assets of each Employee Plan which is not funded through the general assets of any of the Companies are at least equal to the liabilities under such Employee Plan, and all assets of each Employee Plan are shown on the books and records of such Employee Plan at fair market value. No Employee Plan has unfunded liabilities that as of the Effective Date are not accurately and fully reflected on the Balance Sheet or on any of the Companies' books.

          (e) None of the Companies nor any of their ERISA Affiliates is or has been a participant in, or is or has been obligated to maintain or to make contributions to, a multi-employer plan (within the meaning of ERISA Section 3(37) and ERISA Section 4001(a)(3)) or an Employee Plan which is subject to Title IV of ERISA. None of the Companies nor any ERISA Affiliate has sponsored, contributed to or been obligated under Title I or IV of ERISA to contribute to a "defined benefit plan" (as defined in ERISA Section 3(35)). Except as set forth on SCHEDULE 2.18(e), None of the Companies is obligated to provide post-retirement medical benefits or any other unfunded post-retirement welfare benefits to or on behalf of any persons whatsoever (except the benefits pursuant to the continuation health coverage requirements under Section 4980B of the Code, ERISA Section 601, or applicable state law).

          (f) None of the Companies nor their ERISA Affiliates is subject to and, to the best knowledge of the Seller, no facts exist which could subject any of the Companies or any of their ERISA Affiliates to, any liability whatsoever which is directly or indirectly related to any Employee Plan, including, but not limited to, liability for benefit payments or related claims, any liability for any tax or related penalty under the Code, or liability for any damages or penalties arising under Title I or Title IV of ERISA. To the best knowledge of the Seller, no reportable event under Section 4043 of ERISA has occurred or, to the best knowledge of the Seller, will occur with respect to such Employee Plan.

          (g) [Other than funding obligation for the calendar year 1998 (PLEASE EXPLAIN - E.G. CONTRIBUTIONS TO THE ___, ___, AND ___ PLANS IN THE AMOUNTS SET FORTH ON SCHEDULE 2.18(g)), termination of or withdrawal from any Employee Plan immediately after the Effective Time would not subject the Buyer to any liability, tax or penalty whatsoever.

          (h) The execution or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the Employee Plans, including any obligation to make any payment which would not be deductible as an excess golden parachute payment under Section 280G of the Code.

          (i) All contributions to or under each Employee Plan and all expenses of each Employee Plan are fully deductible for income tax purposes for the taxable year for which such contributions are made or such expenses are paid. All contributions to or under each Employee Plan have been made when due under the terms of such Employee Plan in accordance with applicable law.

          (j) For purposes of this Section 2.18, the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the term "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Company is treated as a single employer under Section 414(b),
(c), (m), (o) or (t) of the Code.

     SECTION 2.19 FIXED ASSETS. SCHEDULE 2.19 contains a true and complete list of all of the Companies' fixed assets (by category and not by item) as set forth on the Company's depreciation schedules. Except as shown on SCHEDULE 2.19, the Companies have good and marketable title to all of its fixed assets, free and clear of all claims, liens, mortgages, charges and encumbrances except as disclosed in the Balance Sheet. All of the Companies' fixed assets, whether owned or leased, are adequate and usable for the purposes for which they are currently used, are in good operating condition and repair and have been properly maintained or the failure thereof shall have no material adverse effect on any of the Companies.

       SECTION 2.20 INSURANCE. Each Company is, and will be through the Effective Date, insured with insurers in respect of its properties, assets and businesses as set forth on the attached SCHEDULE 2.20. SCHEDULE 2.20 lists the insurance coverage carried by each Company, which insurance will remain in full force and effect with respect to all events occurring prior to the Effective Date. Except as set forth on SCHEDULE 2.20, none of the Companies (i) to the best knowledge of the Seller has failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has received notice of cancellation or non-renewal of any such policy or binder, (iii) is aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, (iv) has received notice of any insurance premium which will be materially increased in the future, and (v) is aware of any insurance premium which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

       SECTION 2.21 ACCOUNTS RECEIVABLE; SELLER NOTES. Except the accounts receivable from any of the Companies' employees, the accounts receivable and other debts due or recorded in the respective records and books of account of each Company as being due to such Company as of the Effective Date, all of which are set forth on SCHEDULE 2.21, arose in the ordinary course of business of such Company, are not subject to any counterclaim or set-off and are fully collectible within 90 days after the Effective Date without resort to litigation and without offset or counterclaim. All notes payable to the Seller, any revocable trust established by the Seller ("Seller Trust"), or any company which is owned, in whole or in part by the Seller or a Seller Trust, by any of the Companies and all notes receivable to any of the Companies from the Seller, a Seller Trust, individually, or any company which is owned, in whole or in part by the Seller or a Seller Trust have been paid in full.

       SECTION 2.22 OUTSTANDING CONTRACTS. SCHEDULE 2.22 sets forth a description of all existing contracts, agreements, leases, commitments, licenses and franchises, which involve obligations or commitments by any of the Companies of Ten Thousand Dollars ($10,000) or more and are not cancelable by such Company without penalty within 30 days, other than customer contracts entered into in the ordinary course of business (collectively "Contracts"), whether written or oral, relating to such Company. The Seller has delivered or made available to the Buyer true, correct and complete copies of all of the Contracts specified on
SCHEDULE 2.22 which are in writing, and such schedule sets forth a complete description of all Contracts which are not in writing. To the best knowledge of the Seller, all of the Contracts are in full force and effect and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on SCHEDULE 2.22, each of the Companies and, to the best knowledge of the Seller, each other party thereto has materially performed all the obligations required to be performed by it as of the Closing Date, has received no notice of default and is not in default (with due notice or lapse of time or both) under any of the Contracts. None of the Companies has any present expectation or intention of not fully performing all its obligations under each of the Contracts, and the Seller has no knowledge of any breach or anticipated breach by the other party to any of the Contracts to which any of the Companies is a party. Except as set forth on SCHEDULE 2.22, none of the Contracts has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and the Seller is not aware of any intention or right of any party to declare another party to any of the Contracts to be in default. Except as set forth on SCHEDULE 2.22, there exists no actual or, to the best knowledge of the Seller, threatened termination, cancellation or limitation of the business relationship of any of the Companies by any party to any of the Contracts.

       SECTION 2.23 OUTSTANDING LEASES. SCHEDULE 2.23 sets forth a description of each agreement by which any of the Companies leases each parcel of real property (the "Leased Parcels") used in connection with the Business (collectively, the "Leases"). The Seller has delivered or made available to the Buyer true, correct and complete copies of all of the Leases specified on
SCHEDULE 2.23. All rents due under the Leases have been paid. All of the Leases are in full force and effect and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on SCHEDULE 2.23, the Companies and to the best knowledge of the Seller, each other party thereto has performed all the obligations required to be performed by it as of the Closing Date, has received no notice of default and is not in default (with due notice or lapse of time or both) under any of the Leases. None of the Companies has any present expectation or intention of not fully performing all its obligations under each of the Leases, and the Seller has no knowledge of any breach or anticipated breach by the other party to any of the Leases. Except as set forth on SCHEDULE 2.23, none of the Leases has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and the Seller is not aware of any intention or right of any party to declare another party to any of the Leases to be in default. There exists no actual or, to the best knowledge of the Seller, threatened termination, cancellation or limitation of the business relationship of any of the Companies with any party to any of the Leases.

       SECTION 2.24 INTELLECTUAL PROPERTIES. SCHEDULE 2.24 contains an accurate and complete list of all domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications owned or used by any of the Companies in the operation of the Business (collectively the "Intellectual Property"). Except as set forth on SCHEDULE 2.24 and except for commercial software licensed for use on personal computers, each of the Companies owns the entire right, title and interest in and to the Intellectual Property, trade secrets and technology used in the operation of its business and each item constituting part of the Intellectual Property and trade secrets and technology which is owned by such Company has been, to the extent indicated in
SCHEDULE 2.24, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark office or such other government entities, domestic or foreign, as are indicated in SCHEDULE 2.24 and such registrations, filings and issuances remain in full force and effect. The Seller has not been served with notice of, nor, to the best knowledge of the Seller, are there any threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. There is, to the best knowledge of the Seller, no reasonable basis upon which a claim may be asserted against any of the Companies for infringement of any domestic or foreign letters patent, patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, service mark registrations or applications, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the best knowledge of the Seller, no Person is infringing upon the Intellectual Property.

       SECTION 2.25  PROPRIETARY INFORMATION OF THIRD PARTIES.

       Except as disclosed on SCHEDULE 2.25, no third party has claimed or, to the best knowledge of the Seller, has reason to claim that any Person employed by or consulting with any of the Companies ("Related Person") has (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party,
(ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or
(iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To the best knowledge of the Seller, no third party has requested information from any of the Companies which suggests that such a claim might be contemplated. Except as disclosed on SCHEDULE 2.25, to the best knowledge of the Seller, no Related Person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no Related Person has violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any product or service of any of the Companies, and the Seller has no reason to believe there will be any such employment or violation.

       SECTION 2.26  TRANSACTIONS WITH AFFILIATES.  Except as set forth on
SCHEDULE 2.26, to the best knowledge of the Seller, no director, officer or shareholder of any of the Companies, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a beneficial interest greater than 5% or is an officer, director, trustee, partner or holder of any equity interest greater than 5%, is a party to any transaction with any of the Companies, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments or involving other obligations to any such person or firm.

       SECTION 2.27  ABSENCE OF UNDISCLOSED LIABILITIES.

          (a) Except as and to the extent of the amounts specifically reflected or reserved against in the Balance Sheet, or except as set forth on SCHEDULE 2.27, none of the Companies has any liabilities or obligations of any nature whatsoever due or to become due, accrued, absolute, contingent or otherwise, except for liabilities and obligations incurred since the date thereof in the ordinary course of business and consistent with past practice. The Seller does not know of, and has no reason to know of, any basis for the assertion against any of the Companies of any liability or obligation not fully reflected or reserved against in the Balance Sheet.

          (b) None of the Company is bound by any agreement, or subject to any charter or other corporate restriction or any legal requirement, which has, or in the future can reasonably be expected to have, a material adverse effect on the business or prospects of any of the Companies.

       SECTION 2.28 TAXES. Each Company has timely filed a valid election to be treated as an S corporation in accordance with the provisions of Section 1361 of the Code, effective for Thomas for its tax year ending March 30, 1992, for Castle for its tax year ended December 31, 1992 and for SHI for its tax year ended December 31, 1991, and each Company has qualified and shall continue to qualify as an S corporation for all years and periods thereafter until the Effective Time. SCHEDULE 2.28 lists all the states and localities with respect to which each Company is required to file any corporate, income and/or franchise tax returns and sets forth whether each Company is treated as the equivalent of an S corporation by or with respect to each such state or locality. None of the Companies has engaged in any activity which would disqualify its treatment as an S corporation for those tax purposes. Except as set forth on SCHEDULE 2.28, all federal, state, local and foreign tax returns and tax reports required to be filed by any Company on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. All taxes (including, without limitation, income, accumulated earnings, property, sales, use, franchise, excise, license, value added, fuel, employees' income withholding and social security taxes) which have become due or payable or are required to be collected by any Company or are otherwise attributable to any periods ending on or before the Effective Time and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full on or prior to the Effective Date or are adequately reflected on the Balance Sheet or the Companies' books and records in accordance with GAAP. Except as set forth on SCHEDULE 2.28, all deposits required by law to be made by any Company with respect to employees' withholding taxes have been duly made, and as of the Effective Time all such deposits due will have been made. Each Company has delivered to the Buyer true and complete copies of all of such Company's federal and state income tax returns for the fiscal periods ended December 31, 1997, 1996 and 1995 and all reports and results of income tax audits, if any, related thereto. Except as set forth on SCHEDULE 2.28, no examination of any tax return of any Company is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such tax return.

       SECTION 2.29 LITIGATION. Except as set forth on SCHEDULE 2.29 and other than routine customer complaints, there is no (i) action, suit, claim, proceeding or investigation which has been served upon any of the Companies or, to the best knowledge of the Seller, threatened against or affecting any Company (whether or not such Company is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding pending relating to any Company or
(iii) governmental inquiry pending or, to the best knowledge of the Seller, threatened against or involving any Company, and there is no basis for any of the foregoing. None of the Companies has received any written opinion or memorandum or written legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the business, prospects, financial condition, operations, property or affairs of any Company. There are no outstanding orders, writs, judgments, injunctions or decrees served upon any Company by any court, governmental agency or arbitration tribunal against such Company. None of the

Companies is in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as disclosed on SCHEDULE 2.29 and except ordinary collection of accounts receivable claims, actions or suits which individually do not exceed Five Thousand Dollars ($5,000) and in the aggregate do not exceed Fifteen Thousand Dollars ($15,000), there is no action or suit by any of the Companies pending or threatened against others.

       SECTION 2.30  ENVIRONMENTAL MATTERS.

          (a) COMPLIANCE. Each Company and all Leased Parcels are in compliance with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities with respect to all environmental statutes, rules and regulations. Except as set forth on SCHEDULE 2.30, none of the Companies has received notice of, nor does the Seller has knowledge of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans of any of the Companies or the Companies' predecessors, either collectively, individually or severally, which may interfere with or prevent continued compliance with, or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment or transport, or the emission, discharge, release or threatened release into the environment, of any Substance. As used in this Section 2.30, the term "Substance" or "Substances" shall mean any pollutant, contaminant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto. No part of any of the Leased Parcels has been listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any other corresponding list by any state or local authorities.

          (b) ENVIRONMENTAL SUBSTANCE LIABILITY. No event has occurred or condition exists or operating practice is being employed that could give rise to liability on the part of any of the Companies, either at the present time or in the future, for any losses, liabilities, damages (whether consequential or otherwise), settlements, penalties, interest, expenses and costs of responses, including any such liability on account of the right of any governmental or private entity or person, and including closure expenses, costs of assessment, containment, removal, or response (other than monitoring or transportation or disposal of materials required to be transported or disposed of in the ordinary course of business consistent with past practice) arising under any rule or federal, state, or local statute, or any regulation that has been promulgated pursuant thereto, or common law, as a result of or in connection with, or alleged to be as a result of or in connection with, the following (collectively the "Hazardous Activities"):

              (A) the handling, storage, use, transportation or disposal of any Substances in or near or from the Leased Parcels;

              (B) the handling, storage, use, transportation or disposal of any Substances by any of the Companies or their predecessors which Substances were a product, by-product or otherwise resulted from the operations conducted by or on behalf of any of the Companies or their predecessors;

              (C) any intentional or unintentional emission, discharge or release of any Substances in or near or from facilities into or upon the air, surface water, ground water or land or any disposal, handling, manufacturing, processing, distribution, use, treatment, or transport of such Substances in or near or from facilities by or on behalf of any of the Companies or their predecessors; or

              (D) the presence of any toxic or hazardous building materials (including but not limited to friable asbestos or similar substances) in any facilities of any of the Companies, including but not limited to the inclusion of such materials in the exterior and interior walls, floors, ceilings, tile, insulation or any other portion of building structures.

          (c) ENVIRONMENTAL PERMITS. Each Company has obtained and holds all registrations, permits, licenses, and approvals issued by or on behalf of any federal, state or local governmental body or agency if any ("Environmental Permits") that are required in connection with the operation by such Company of the Leased Parcels, the discharge or emission of Substances by such Company from the Leased Parcels or the generation, treatment, storage, transportation, or disposal of any such Substances by such Company. Such Environmental Permits, which are described on SCHEDULE 2.30, are currently effective and sufficient for the operation of the Leased Parcels and the business of each Company as currently conducted and intended to be conducted. Each Company is in compliance with all terms and conditions of the Environmental Permits, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in those laws or provisions or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder and applicable to any of the Companies.

          (d) DELIVERIES. The Seller has delivered to the Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Seller pertaining to Substances or Hazardous Activities in, on, or under the Leased Parcels or concerning compliance by the Seller or any other Person for whose conduct they are or may be held responsible, with environmental statutes, rules and regulations.

       SECTION 2.31 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Seller or any of the Companies is, or will be, entitled to any commission or broker's or finder's fees from the Seller or any of the Companies, or from any person controlling, controlled by or under common control with the Seller or any of the Companies, in connection with any of the transactions contemplated herein.

       SECTION 2.32 INVENTORY. All inventory of the Companies, whether or not reflected in the Financial Statements or Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or the Balance Sheet, as the case may be. All inventories not written off have been priced at the lower of cost or market on a weighted average basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Companies.

       SECTION 2.33  YEAR-2000 COMPLIANCE.

          (a) SCHEDULE 2.33 contains a true and complete list of all Systems (as hereinafter defined) and all steps taken to make each System Year-2000 Compliant (as hereinafter defined).

          (b) As used throughout this Agreement, the following definitions shall have the following meanings:

              (1) "External Systems" shall mean all services which are provided to any of the Companies by third parties and which are dependent on information technology, including, but not limited to, any external payroll, accounting, or tax filing services or any checking, savings, or other financial services.

              (2) "Internal Systems" shall mean all technology products and systems generally operated or controlled in-house by any of the Companies, or their respective employees, agents, or independent contractors including, but not limited to, computers, computer networks, telephone systems, voicemail systems, intercom systems, pager systems, and software applications.

              (3) "Licensed Systems" shall mean all products and systems developed by or for any of the Companies which are licensed, sold, distributed, or otherwise transferred by such Company to third parties.

              (4) "System" or "Systems" shall mean any, all, or any combination of any Internal System, External System, or Licensed System.

              (5) "Year-2000 Compliant" shall mean, with respect to each System, that such System is designed to be used before, during, and after the calendar year 2000 A.D. and will accurately accept date input and process, store, and output date data and date-related data, including, without limitation, calculating, comparing, sorting, and sequencing such data and calculating leap years before, during, and after the calendar year 2000 A.D. without any manual intervention.

       SECTION 2.34 PURCHASE FOR INVESTMENT; RESTRICTED SECURITIES. The Seller represents and warrants (a) that he is acquiring shares of Buyer Common Stock and Buyer Preferred Stock, as hereinafter defined, for investment and not with a present view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the shares of Buyer Common Stock and Buyer Preferred Stock so acquired; and (b) he acknowledges that
(i) the shares of Buyer Common Stock and Buyer Preferred Stock are not and may not be registered under the Securities Act of 1933, as amended (the "1933 Act"), and (ii) that the Buyer does not file periodic reports with the Securities and Exchange Commission pursuant to the requirements of Section 12 or 15(d) of the Securities Exchange Act of 1934, as amended.

       SECTION 2.35 DISCLOSURE. All Documents delivered or to be delivered by or on behalf of the Seller or any of the Companies in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects. Neither this Agreement, nor any of the other Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements made by the Seller herein or therein, in light of the circumstances in which made, not misleading. There is no fact known to the Seller which materially and adversely affects the business, prospects or financial condition of any of the Companies or their properties or assets, which has not been set forth in the Documents.

              ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE BUYER

       As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller as follows:

       SECTION 3.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse impact on the Buyer's ability to purchase the Common Stock pursuant to this Agreement and perform its obligations under this Agreement.

       SECTION 3.2 CORPORATE POWER AND AUTHORITY. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents. The execution, delivery and performance of the Documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action of the Buyer. The Documents to be executed and delivered by the Buyer have been duly executed and delivered by, and constitute the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their terms.

       SECTION 3.3 VALIDITY, ETC. Neither the execution and delivery by the Buyer of this Agreement and the other Documents, the consummation by the Buyer of the transactions contemplated hereby or thereby, nor the performance by the Buyer of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) violate, conflict with or result in any breach of any trust agreement, articles of incorporation, bylaw, judgment, decree, order, statute or regulation applicable to the Buyer, (ii) violate, conflict with or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument to which the Buyer is a party, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer.

       SECTION 3.4 CAPITAL STOCK. The authorized capital stock of the Buyer consists of (a) 100,000,000 shares of $.001 par value common stock ("Buyer Common Stock"), of which 13,503,967 shares were issued and 13,430,188 shares were outstanding as of October 15, 1998 and (b) 50,000,000 shares of $.001 par value preferred stock ("Buyer Preferred Stock"), of which (i) 4,000,000 shares have been designated as "10% Cumulative Convertible Series A Preferred Stock" of which 2,980,000 shares were issued and outstanding as of October 15, 1998 ("Buyer Series A Preferred Stock") and (ii) 4,000,000 shares have been designated as 10% Cumulative Convertible Series B Preferred Stock" of which no shares were issued and outstanding as of December 1, 1998 ("Buyer Series B Preferred Stock"). (collectively, Buyer Common Stock and Buyer Series A and Series B Preferred Stock are referred to as "Buyer Capital Stock"). All of the issued and outstanding shares of Buyer Capital Stock are, and all of the shares of Buyer Common Stock and Buyer Preferred Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Buyer Capital Stock has been, and none of the shares of Buyer Common Stock or Buyer Preferred Stock to be issued in connection with this transaction will be, issued in violation of any preemptive rights of the current or past shareholders of the Buyer. The shares of Buyer Capital Stock to be issued to the Seller pursuant to this transaction shall be free and clear of all liens and encumbrances.

       SECTION 3.5 DISCLOSURE STATEMENT. The Buyer's Disclosure Statement, dated October 23, 1998, which has been previously delivered to the Seller is true, complete and correct in all material respects.

       SECTION 3.6 ACQUISITION OF STOCK FOR INVESTMENT. The Buyer is acquiring the shares of Common Stock for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such shares of Common Stock. The Buyer agrees that such shares of Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from registration available under such Act. The Buyer will not sell, offer to sell or solicit offers to buy any of the shares of Common Stock in violation of the Securities Act of 1933 or the securities law of any state. The Buyer understands that the shares of Common Stock have not been registered under federal or any state's securities laws.

       SECTION 3.7 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Buyer is, or will be, entitled to any commission or broker's or finder's fees from the Buyer, or from any person controlling, controlled by or under common control with the Buyer, in connection with any of the transactions contemplated herein.

       SECTION 3.8 GOVERNMENTAL APPROVALS. No registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Buyer of this Agreement.

       SECTION 3.9 DISCLOSURE. All Documents delivered or to be delivered by or on behalf of the Buyer in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects. Neither this Agreement, nor any of the other Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements made by the Buyer herein or therein, in light of the circumstances in which made, not misleading. There is no fact known to the Buyer which may have a material adverse effect on the Buyer's ability to pay its obligations under this Agreement, which has not been set forth in the Documents.

       SECTION 3.10 DUE DILIGENCE. The Buyer has called to the attention of the Seller on or prior to the execution of this Agreement any of the representations or warranties of the Seller set forth in the Agreement or the Schedules which, to the knowledge of the Buyer, is false, untrue, incomplete or inaccurate in any manner.


                        ARTICLE IV.  COVENANTS AND AGREEMENTS

       SECTION 4.1 BEST EFFORTS. The Seller and the Buyer shall each use their best efforts to procure upon reasonable terms and conditions all consents and approvals, completion of all filings, all registrations and certificates, and satisfaction of all other requirements prescribed by law which are necessary for the consummation of the transactions contemplated by this Agreement and the Buyer's ownership and operation of each Company's Business after the Effective Date. Prior to the Effective Date, the Seller will use its best efforts consistent with past practices to preserve each Company's relationships with its employees, customers and others having business relationships with such Company.

       SECTION 4.2 TAX RETURNS. The Seller shall cause each Company to prepare and timely file, at its sole expense, all of such Company's required tax returns for all periods ending on or prior to the Effective Date. The Seller shall be responsible for the payment of, and will indemnify, defend and hold the Buyer harmless against all taxes due or assessed which relate to the operations of each Company for all periods ending on or prior to the Effective Date except as set forth in SECTION 4.3 below.

       SECTION 4.3 SECTION 338(h)(10) ELECTION. The Buyer and the Seller shall make a simultaneous joint election under Section 338(h)(10) of the Code (the "Election") for each Company on Internal Revenue Service Form 8023 in accordance with the instructions to the form and any similar state law provisions in all applicable states, with respect to the sale and purchase of the Seller's shares in the Companies pursuant to this Agreement, and each party shall provide to the others all necessary information to permit such election to be made. Such election shall be made not later than the 15th day of the ninth month beginning after the month in which the Effective Date occurs. The Buyer and the Seller shall, as promptly as practicable following the Effective Date, take all actions necessary and appropriate (including filing such forms, returns, schedules and other documents as may be required) to effect and preserve a timely election. All taxes arising pursuant to
Section 1374 of the Code as a result of the Election shall be the liability and responsibility of the Companies and all other taxes attributable to the Election shall be the liability and responsibility of the Seller. The Buyer shall secure the obligations of the Companies under this Section 4.3 by causing PNC Bank, N.A., to issue a standby, irrevocable, non-transferable documentary letter of credit (the "Letter of Credit") for the benefit of the Seller, in the amount of [$1,000,000], and bearing an expiration date of April 30, 1999. The Letter of Credit shall permit the Seller to draw against it only after April 15, 1999, and only if the Companies fail to satisfy their obligations under this Section 4.3 on or prior to April 15, 1999.
Simultaneously with the tender to the Seller of a certified check made payable to the Internal Revenue Service in an amount sufficient to satisfy the foregoing obligations, the Seller shall return the original Letter of Credit to the Buyer. In connection with the Elections, within sixty (60) days following the Effective Date, the Buyer and the Seller shall act together in good faith to determine and agree upon the "deemed sale price" to be allocated to each asset of each Company in accordance with Treasury Regulation Section 1.338(h)(10)-1(f) and the other regulations under Section
338 of the Code.

       SECTION 4.4   LEASED PREMISES.

          (a) The Seller acknowledges that Thomas has entered into (i) that certain Building Lease dated April 10, 1997, by and between Thomas, as Landlord, and HomeFirst National Inc. ("HomeFirst"), as Tenant, and (ii) that certain Sublease dated June 1, 1998, by and between Thomas, as Sublessor, and TriStar Business Communities, L.L.C. ("TriStar"), as Sublessee (hereinafter, collectively, the "Subleases"). The Subleases cover a portion of the premises located at 13397 Lakefront Drive, Earth City, Missouri leased to Thomas by the Seller under that certain Lease dated December 30, 1996, by and between the Seller, as Landlord and Thomas, as Tenant.

          (b) From and after the Effective Date, the Seller agrees to act as managing agent for Thomas in the performance of all obligations which Thomas is otherwise obligated to perform under the Subleases, including, without limitation (i) the collection of rents from TriStar and HomeFirst; and (ii) the arrangements for and supervision of maintenance of the common areas of the premises described in the preceding paragraph. The Seller agrees to notify Thomas monthly of the aggregate amounts receivable from TriStar and HomeFirst pursuant to the Subleases and to credit that amount against all amounts due the Seller by Thomas under the Lease.

          (c) The Seller also agrees to provide to Thomas by February 15 of each year during the term of the Lease, a report of all amounts and expenses which Thomas has paid to the Seller pursuant to the Lease for the immediately preceeding twelve (12) month period ending December 31, which amounts are calculated based on the "Tenant's Proportionate Share," as such term is used throughout the Lease (the "TPS Expenses"). At any time within six (6) months after Thomas has received such report, Thomas may cause an audit to be made of the Seller's records with respect to the amounts the seller has collected for TPS Expenses. Such audit shall be made by a certified public accountant acceptable to the Seller and Thomas. In the event such audit shows that the foregoing report reflects an overpayment by Thomas of TPS Expenses in excess of five percent (5%) of the actual TPS Expenses collected, all fees and expenses charged by the certified public accountant making the audit shall be paid by the Seller; otherwise, such fees and expenses shall be paid by Thomas. In the event such audit shows the TPS Expenses paid to be greater than the amount due from Thomas, the excess shall be applied to the next installment due under the Lease for such amount or, if paid with respect to the least year of the term of the Lease, refunded to Thomas.

          (d) Thomas acknowledges that the right to all rent under the Lease has been assigned to The Ohio National Life Insurance Company ("Ohio National") as security for a loan (the "Loan") made by Ohio National to the Selller. The Seller agrees to use his best efforts to obtain the consent of Ohio National to a division of the Lease whereunder Thomas, HomeFirst and TriStar are liabile only for that portion of the premises that they occupy, respectively. The new lease with Thomas shall be in the form attached hereto as EXHIBIT A. In the event that Ohio National does not consent to such division of the Lease, the Seller agrees to prepay the Loan on or before December 31, 2004, and to enter into a new lease substantially in the form attached hereto as EXHIBIT A.

          (e) Notwithstanding anything contained in the Lease to the contrary, Thomas shall have the option to terminate the Lease on May 1, 2007, by giving the Seller at least thirty (30) days prior written notice.

       SECTION 4.5 CONDUCT OF BUSINESS IN THE ORDINARY COURSE. The Seller shall cause each of the Companies to conduct their business only in the ordinary course. By way of amplification and not limitation, except as otherwise provided herein, the Seller shall cause the Companies, without the prior written consent of the Buyer, not to do any of the following: (i) borrow or agree to borrow any material amount of funds or incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), or guarantee or agree to guarantee any obligations of others, (ii) cancel any indebtedness owing to any of them or any claims that any of them might possess, waive any material rights of substantial value or sell, lease, encumber, transfer or otherwise dispose of, or agree to sell, lease, encumber, or otherwise dispose of their respective assets or permit any of their respective assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (iii) make any capital expenditure or commitment therefor,
(iv) declare or pay any dividend or make any distribution on any shares of their respective capital stock, or redeem, purchase or otherwise acquire any shares of their respective capital stock or any option, warrant or other right to purchase or acquire any such shares, (v) increase their respective indebtedness for borrowed money or make any loan to any Person, (vi) write off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, (vii) make any material change in any method of accounting or auditing practice, (viii) otherwise conduct their respective business or enter into any transaction, except in the usual and ordinary manner, or (ix) agree, whether or not in writing, to do any of the foregoing.

       SECTION 4.6 PRESERVATION OF BUSINESS. The Seller shall cause each of the Companies to use their best efforts to preserve the possession and control of all of their assets and Business, to preserve the goodwill of their customers and others with whom they have business relations, and to do nothing to impair their ability to keep and preserve their Business as it exists on the date of this Agreement.

       SECTION 4.7   NOTIFICATION OF MATERIAL CHANGES AND LITIGATION.

       The Seller shall provide the Buyer with prompt written notice, accompanied by a detailed description and analysis, (a) of any material adverse, or to the best knowledge of the Seller, potentially material adverse change in the condition, earnings or business of any of the Companies, (b) of any event or condition of any character (whether actual or, to the best knowledge of the Seller, threatened) pertaining to the financial condition, business or assets of any of the Companies that has materially and adversely affected, or has a substantial possibility of materially and adversely affecting, any of such financial condition, business or assets, or causing any of such business to be carried on materially less profitably than prior to the date of this Agreement, and (c) of all claims, regulatory proceedings and litigation (whether actual or, to the best knowledge of the Seller, threatened and whether or not material) against or possibly involving any fo the Companies or (where such actual or threatened or claims, regulatory proceedings or litigation arise in connection with actions taken or alleged to be taken by any officer, employer or director of any of the Companies) in any capacity as an officer, employee or director of such Company. Such adverse or potentially adverse material changes or such claims, proceedings or litigation shall include, without limitation, any adverse or potentially adverse material change in or any litigation arising in connection with any item or matter reported on any schedule, exhibit or document delivered by the Seller to the Buyer in connection with this Agreement.

       SECTION 4.8 AUDITED FINANCIAL STATEMENTS. The Seller has furnished to the Buyer, on or prior to the Closing Date and at the Seller's expense (up to a maximum amount of $50,000), audited consolidated financial statements of the Companies for the two (2) fiscal years ending December 31, 1997 and 1996.

       SECTION 4.9 REPORTING REQUIREMENTS. With respect to any (i) shares of any class of stock of the Buyer acquired by the Seller hereunder or (ii) stock options or interests in employee benefit plans of a class or type issued to the Seller as an employee of the Buyer or any of its subsidiaries, or (iii) any securities issued or issuable with respect to any of the foregoing securities by way of a stock dividend or stock split or in connection with a combination of shares, reclassification, recapitalization, merger or consolidation or reorganization (collectively, the securities listed in clauses (i), (ii) and (iii) in this paragraph, the "Registrable Securities") the Buyer shall timely comply with the registration, reporting and disclosure requirements (including, without limitation, the requirements of Rule 15c2-11(a)(5)) in Rule 144(c) or any other similar exemptive provisions) of the Securities and Exchange Commission and the Buyer acknowledges and agrees that one purpose of the requirements contained in this Section 4.6 is to enable the Seller to rely on the fulfillment of such requirements by the Buyer should the Seller ever wish to dispose of any of the Registrable Securities without registration under the Securities Act of 1933 in reliance upon Rule 144 (or any other similar exemptive provisions).

       SECTION 4.10 LITIGATION SUPPORT. In the event and for so long as any party actively is contesting or defending against any claim, demand, suit, or action in connection with

(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Effective Date involving any of the Companies, the other party will cooperate with such party and such party's counsel in the contest or defense, make available such party's personnel, and provide such testimony and access to books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor as provided in this Agreement).

       SECTION 4.11 POST CLOSING MERGER. Effective at 12:01 a.m. on January 1, 1999, the Buyer shall cause Castle and SHI to be merged with and into Thomas.


                  ARTICLE V.  CONDITIONS TO THE BUYER'S OBLIGATIONS

       The obligation of the Buyer to make payments to the Seller pursuant to
Section 1.2 hereof and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Effective Date, of the following conditions each of which may be waived by the Buyer in its sole discretion:

       SECTION 5.1 INTRA-COMPANY DEBT. All indebtedness of the Seller and all other directors, officers and employees of any of the Companies to any of the Companies shall have been repaid in full and the Seller shall have delivered to the Buyer a certificate, dated the Closing Date, to such effect.

       SECTION 5.2   REPRESENTATIONS, WARRANTIES AND COVENANTS.
       The representations and warranties of the Seller herein contained shall be true in all respects as stated herein, both when made and with the same effect as though made again as of the Effective Date except to the extent of changes permitted by the terms of this Agreement. The Seller shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by the Seller prior to the Effective Date. In addition, the Seller shall deliver to the Buyer a certificate dated as of the Effective Date, to the effect that, except as disclosed in the certificate, he does not know of any breach of any representation or warranty made by the Seller in this Agreement or any failure to perform any covenant made by the Seller herein or to satisfy any conditions to the Seller's obligations to effect the transactions contemplated by this Agreement.

       SECTION 5.3 CONSENTS. Except as set forth on SCHEDULE 5.2, all requisite governmental approvals and consents of third parties identified on such schedule or otherwise identified by the Seller as required to be received to prevent any material license, permit or agreement relating to the Business from terminating prior to its scheduled termination, as a result of the consummation of the transactions contemplated hereby, shall have been obtained.

       SECTION 5.4 NON-COMPETITION AGREEMENT. The Seller shall have entered into a Non-Competition Agreement with the Buyer in substantially the form attached hereto as EXHIBIT B (the "Non-Competition Agreement").

       SECTION 5.5 EMPLOYMENT AGREEMENT. The Seller shall have entered into an Employment Agreement with the Company in substantially the form attached hereto as EXHIBIT C (the "Employment Agreement").

       SECTION 5.6 REGISTRATION RIGHTS AGREEMENT. The Seller shall have entered into a Registration Rights Agreement with the Buyer in substantially the form attached hereto as EXHIBIT D (the "Registration Rights Agreement").

       SECTION 5.7 NO ACTIONS, SUITS OR PROCEEDINGS. As of the Effective Date, no action, suit, investigation or proceeding brought by any person, corporation, governmental agency or other entity shall be pending or, to the best knowledge of the Seller, threatened, before any court or governmental body
(i) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby, or (ii) which has had or may have a materially adverse effect on the condition, financial or otherwise, or prospects of any of the Companies. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting any of the Companies shall be pending, and none of the Companies shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings and the Seller shall deliver to the Buyer a certificate, dated the Effective Date, to such effect.

       SECTION 5.8 OPINION OF COUNSEL TO THE SELLER. The Buyer shall have received from Riezman & Blitz, P.C., counsel to the Seller, an opinion, dated as of the Effective Date, in form and substance reasonably satisfactory to the Buyer, and to the following effect:

          (a) Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Each Company is qualified to do business as a foreign corporation and is in good standing in the states set forth on SCHEDULE 2.4. Each Company has the corporate power and authority to own, lease, operate and hold its properties and to carry on its business as now conducted;

          (b) This Agreement and the other Documents have been duly and validly executed and delivered by the Seller and constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally.

          (c) Thomas has authorized capital consisting of 30,000 shares of common stock, with par value of $1.00 per share, of which 16,875 shares are issued and outstanding and _______ shares are held as treasury stock. Castle has authorized capital consisting of 30,000 shares of Common Stock, with par value of $1.00 per share, of which 100 shares are issued and outstanding and no shares are held as treasury stock. SHI has authorized capital consisting of 30,000 shares of Common Stock, with par value of $1.00 per share, of which 375 shares are issued and outstanding and no shares are held as treasury stock;

          (d) Each of the Non-Competition Agreement and the Employment Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of the Seller, enforceable against him in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally.

       SECTION 5.9 CLOSING DOCUMENTS. The Seller shall have delivered all of the resolutions, certificates, documents and instruments required by this Agreement.

       SECTION 5.10 APPROVAL OF THE BUYER AND ITS COUNSEL. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, the Seller hereunder or incident to their performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Buyer and its counsel.


                 ARTICLE VI.  CONDITIONS TO THE SELLER'S OBLIGATIONS

       The obligation of the Seller to transfer the Common Stock to the Buyer and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Effective Date, of the following conditions, each of which may be waived by the Seller in his sole discretion:

       SECTION 6.1   REPRESENTATIONS, WARRANTIES AND COVENANTS.
       The representations and warranties of the Buyer herein contained shall be true in all respects as stated herein, both when made and with the same effect as though made again as of the Effective Date except to the extent of changes permitted by the terms of this Agreement or except for breaches of representations and warranties which would not have a material adverse effect on the Buyer's ability to pay its obligations under this Agreement. The Buyer shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by the Buyer prior to the Effective Date. In addition, the Buyer shall have delivered to the Seller its certificate dated as of the Effective Date and signed by one of its officers, to the effect that, except as disclosed in the certificate, he does not know of any breach of any representation or warranty made by the Buyer in this Agreement, or of any failure to perform any covenant made by the Buyer herein or to satisfy any condition to the Buyer's obligations to effect the transactions contemplated by this Agreement which would have a material adverse effect on the Buyer's ability to pay its obligations under this Agreement.

       SECTION 6.2 NO ACTIONS, SUITS OR PROCEEDINGS. As of the Effective Date, no action, suit, investigation or proceeding brought by any person, corporation, governmental agency or other entity shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or governmental body to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Buyer shall be pending, and the Buyer shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings and the Buyer shall have delivered to the Seller a certificate, dated the Effective Date, to such effect.

       SECTION 6.3 EMPLOYMENT AGREEMENT. Thomas shall have entered into the Employment Agreement.

       SECTION 6.4 NON-COMPETITION AGREEMENT. The Buyer shall have entered into the Non-Competition Agreement.

       SECTION 6.5 REGISTRATION RIGHTS AGREEMENT. The Buyer shall have entered into the Registration Rights Agreement.

       SECTION 6.6 OPINION OF STITES & HARBISON. The Seller shall have received from Stites & Harbison, counsel to the Buyer, an opinion dated as of the Effective Date, in form and substance reasonably satisfactory to the Seller, and to the following effect:

          (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer is qualified to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse impact on the Buyer's ability to pay its obligations under this Agreement;

          (b) The execution, delivery and performance of the Agreement and the other Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly executed and delivered by the Buyer and constitute the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their terms except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally;

          (c) The Buyer has authorized capital consisting of (a) 100,000,000 shares of $.001 par value common stock, of which 13,503,967 shares were issued and 13,430,188 shares were outstanding as of October 15, 1998 and (b) 50,000,000 shares of $.001 par value preferred stock, of which (i) 4,000,000 shares have been designated as "10% Cumulative Convertible Series A Preferred Stock" of which 2,980,000 shares were issued and outstanding as of October 15, 1998 and
(ii) 400,000 shares have been designated as 10% Cumulative Convertible Series B Preferred Stock" of which no shares were issued and outstanding as of December 1, 1998; and

          (d) As of the Effective Date, the Buyer Series B Preferred Stock is convertible into Buyer Common Stock on a share for share basis.

       SECTION 6.7 CLOSING DOCUMENTS. The Buyer shall have delivered all of the resolutions, certificates, documents and instruments required by this Agreement.

       SECTION 6.8   APPROVAL OF THE SELLER AND ITS COUNSEL.

       All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, the Buyer hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Seller and its counsel.


            ARTICLE VII.  THE CLOSING, THE FUNDING AND CERTAIN DELIVERIES

       SECTION 7.1 TIME AND PLACE OF CLOSING. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Riezman & Blitz, P.C., 7700 Bonhomme Avenue, 7th Floor, Clayton, Missouri on the date hereof (the "Closing Date"). The transactions contemplated by this Agreement shall be effective at 12:01 a.m. (the "Effective Time") on January 1, 1999 (the "Effective Date"). Pursuant to the request of the parties, the consideration set forth in Section 1.2 above, this Agreement and the other Documents shall be delivered on January 4, 1999 (the "Funding Date"). Between the Closing Date and the Funding Date, this Agreement and the other Documents shall be held in escrow by the Seller's counsel, to be delivered to the Buyer and its counsel on the Funding Date.

       SECTION 7.2 CLOSING DELIVERIES BY THE SELLER. On the Closing Date, the Seller will deliver or cause the Companies to deliver to the Buyer the following:

          (a) Stock certificates representing all of the issued and outstanding shares of Common Stock owned by the Seller, accompanied by stock powers duly executed in favor of the Buyer or duly executed instruments of transfer and any other documents that are necessary to transfer to the Buyer good and marketable title to all issued and outstanding shares of Common Stock;

          (b) The stock books, stock ledgers, minute books, and other corporate records of the Companies;

          (c) Resignations dated as of the Effective Date of all of the directors and officers of the Companies as designated by the Buyer;

          (d) All required consents of third parties to the sale, conveyance, transfer, assignment and delivery of the Common Stock or any assets of the Companies hereunder;

          (e) A certificate of the Secretary of each Company certifying as of the Closing Date (i) a true, correct, and complete copy of the Articles of Incorporation of such Company and all amendments thereto as in effect on the Closing Date; (ii) a true, correct, and complete copy of the bylaws of such Company and all amendments thereto as in effect on the Closing Date; and (iii) Certificates of Good Standing from the Missouri Secretary of State and from any state in which such Company is qualified to transact business as a foreign corporation;

          (f) The affidavit of the Seller certifying as to its non-foreign status in accordance with Section 1445(b)(2) of the Code;

          (g) The Non-Competition Agreement required by Section 5.4 above;

          (h) The Employment Agreement required by Section 5.5 above;

          (i) The Registration Rights Agreement required by Section 5.6 above;

          (j) A General Release from the Seller which releases each Company from any and all claims, known or unknown, contingent or direct, which it may have against any Company as of the Closing Date, other than claims arising under this Agreement and the other Documents and the transactions contemplated hereby; and

          (k) All other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

       SECTION 7.3 FUNDING DELIVERIES BY THE SELLER. On the Funding Date, the Seller will deliver or cause the Companies to deliver the following to the
Buyer:

          (a) The certificate of the Seller, dated as of the Effective Date, required by Sections 5.2 and 5.6 above;

          (b) The Opinion of the Seller's Counsel required by Section 5.8 above;

       SECTION 7.4 CLOSING DELIVERIES BY THE BUYER. On the Closing Date, the Buyer will deliver the following to or for the account of the Seller:

          (a) The Employment Agreement required by Section 6.3 above;

          (b) The Non-Competition Agreement required by Section 6.4 above;

          (c) The Registration Rights Agreement required by Section 6.5 above;

          (d) A certificate of an officer of the Buyer certifying as of the Closing Date (i) a true, correct, and complete copy of the Certificate of Incorporation of the Buyer and all amendments thereto as in effect on the Closing Date; (ii) a true, correct, and complete copy of the bylaws of the Buyer and all amendments thereto as in effect on the Closing Date; (iii) a true, correct, and complete copy of the resolutions approved and adopted by the Board of Directors of the Buyer authorizing the transactions contemplated herein;
(iv) Certificate of Good Standing
from the Delaware Secretary of State; and (v) the incumbency of the duly authorized officers of the Buyer; and

          (e) All other documents, instruments and writings required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

       SECTION 7.5 FUNDING DELIVERIES BY THE BUYER. On the Funding Date, the Buyer will deliver the following to or for the account of the Seller:

          (a) The consideration required by Section 1.2 above;

          (b) The Letter of Credit required by Section 4.3 above;

          (c) The certificate of the Buyer, dated as of the Effective Date, required by Sections 6.1 and 6.2 above; and

          (d) The Opinion of the Buyer's Counsel required by Section 6.6 above;


                        ARTICLE VIII.  [INTENTIONALLY OMITTED]


                  ARTICLE IX.  SURVIVAL; INDEMNIFICATION AND OFFSET

       SECTION 9.1 SURVIVAL. All representations and warranties in this Agreement and the other Documents shall survive the Closing of the purchase of the Common Stock contemplated hereby and any investigation at any time made by or on behalf of any party for a period of three years and all such representations and warranties shall expire on the third anniversary of the Effective Date, except that (a) claims, if any, asserted in writing prior to such third anniversary identified as a claim for indemnification pursuant to this Article IX shall survive until finally resolved and satisfied in full; (b) any Year-2000 Indemnification Obligations (as hereinafter defined) shall survive until February 1, 2003 and until finally resolved and satisfied in full if asserted on or prior to February 1, 2003; and (c) tax or environmental claims arising from a breach of Section 2.28 or Section 2.30, respectively, shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to the expiration of any such period. The representations and warranties shall not be affected or otherwise diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All covenants in this Agreement shall continue in full force and effect until discharged, waived or otherwise satisfied.

       SECTION 9.2 INDEMNIFICATION BY THE SELLER. Subject to the terms herein, the Seller shall indemnify, defend, and hold the Companies and the Buyer and the respective officers, directors, and employees of the foregoing, and their successors and assigns (the "Seller's Indemnitees") harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense of any kind or character, including reasonable attorneys' fees (the "Damages"), arising out of or in any manner incident, relating or attributable to:

              (a) Any inaccuracy in any representation or breach of any warranty of the Seller contained in this Agreement;

              (b) Any failure by the Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement;

              (c) Reliance by the Buyer on any books or records of any Company or written information furnished to the Buyer pursuant to this Agreement by or on behalf of the Seller or the Companies in the event that such books and records or written information are false or materially inaccurate; or

              (d) Liabilities or obligations of, or claims against, any Company or the Buyer (whether absolute, accrued, contingent or otherwise) relating to, or arising out of, the operation of the Business prior to the Effective Date or facts and circumstances relating specifically to the Business, the Leased Parcels, or the Companies existing at or prior to the Closing Date, including but not limited to matters set forth on SCHEDULE 2.29, whether or not such liabilities, obligations or claims were known on such date, excluding only liabilities set forth in the Balance Sheet and liabilities and obligations incurred since the date thereof in the ordinary course of business and consistent with past practice.

       Provided, however, the Seller's Indemnitees shall not be entitled to indemnification or offset hereunder until Damages in total exceed $50,000 and then only to the extent of aggregate Damages in excess of $50,000; provided further, however, this limitation or "basket" shall not apply to any Damages arising in connection with the representations and warranties as set forth in Sections 2.1, 2.2, 2.28, 2.29 and 2.30 hereof, respectively. Indemnification claims under this Agreement shall be limited to a maximum amount of One Million Dollars ($1,000,000) (the "Indemnification Cap") except for claims arising in connection with the representations and warranties set forth in Sections 2.1,
2.2 or 2.3 hereof, respectively.

       SECTION 9.3 NOTICE TO THE SELLER, ETC. If any of the matters as to which the Seller's Indemnitees are entitled to receive indemnification under
Section 9.2 should entail litigation with or claims asserted by parties other than the Seller, the Seller shall be given prompt notice thereof and shall have the right, at his expense, to control such claim or litigation upon prompt notice to the Buyer of his election to do so. To the extent requested by the Seller, the Buyer, at its expense, shall cooperate with and assist the Seller, in connection with such claim or litigation. The Buyer shall have the right to appoint, at its expense, single counsel to consult with and remain advised by the Seller in connection with such claim or litigation. The Seller shall have final authority to determine all matters in connection with such claim or litigation; PROVIDED, HOWEVER, that the Seller shall not settle any third party claim without the consent of the Buyer, which shall not be unreasonably denied or delayed.

       If any of the matters as to which the Seller's Indemnities are entitled to receive indemnification under Section 9.2 should entail litigation with or claims asserted by the Buyer, the Seller shall be given prompt notice thereof.

       SECTION 9.4 INDEMNIFICATION BY THE BUYER. The Buyer shall indemnify, defend, and hold the Seller and his heirs, executors, and legal representatives (the "Buyer's Indemnitees") harmless from, against and with respect to any Damages, arising out of or in any manner incident, relating or attributable to:

              (a) Any inaccuracy in any representation or breach of warranty of the Buyer contained in this Agreement;

              (b) Any failure by the Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under any of the Documents;

              (c) Reliance by the Seller on any books or records of the Buyer or reliance by the Seller on any written information furnished to the Seller pursuant to this Agreement by or on behalf of the Buyer in the event that such books and records or written information are false or inaccurate; or

              (d)  The operation of the Business subsequent to the Effective
                   Date.

       Provided, however, the Buyer's Indemnitees shall not be entitled to indemnification hereunder until Damages in total exceed $50,000 and then only to the extent of aggregate damages in excess of $50,000; provided further, however, this limitation or "basket" shall not apply to any Damages arising in connection with the representations and warranties as set forth in Section 3.2 hereof. Indemnification claims under this Agreement shall be limited to the Indemnification Cap. Notwithstanding anything to the contrary in this Section 9.4, the Buyer's Indemnitees shall be entitled to recover Damages from the Buyer on a dollar for dollar basis regardless of whether Damages exceed the Indemnification Cap and without any "basket" in an action with respect to (i) the Buyer's refusal or failure to pay or deliver any part of the consideration set forth in Sections 1.2 and 1.3 of this Agreement, or (ii) the Buyer's refusal or failure to pay or deliver compensation to the Seller in accordance with the Employment Agreement, or (iii) the Buyer's refusal or failure to pay or deliver to the Seller any dividends paid to other similarly situated holders, taking into account the number of shares of stock then owned by the Seller.

       SECTION 9.5 NOTICE TO THE BUYER, ETC. If any of the matters as to which the Buyer's Indemnitees are entitled to receive indemnification under
Section 9.4 should entail litigation with or claims asserted by parties other than the Buyer, the Buyer shall be given prompt notice thereof and shall have the right, at its expense, to control such claim or litigation upon prompt notice to the Seller of its election to do so. To the extent requested by the Buyer, the Seller, at his expense, shall cooperate with and assist the Buyer, in connection with such claim or litigation. The Seller shall have the right to appoint, at his expense, single counsel to consult with and remain advised by the Buyer in connection with such claim or litigation. The Buyer shall have final authority to determine all matters in connection with such claim or litigation; PROVIDED, HOWEVER, that the Buyer shall not settle any third party claim without the consent of the Seller, which shall not be unreasonably denied or delayed.

       If any of the matters as to which the Buyer's Indemnities are entitled to receive indemnification under Section 9.4 should entail litigation with or claims asserted by the Seller, the Buyer shall be given prompt notice thereof.

       SECTION 9.6 SURVIVAL OF INDEMNIFICATION. The obligations to indemnify and hold harmless pursuant to this Article IX shall survive the Closing of the purchase of the Common Stock contemplated hereby for a period of three years from the Effective Date, notwithstanding any investigation at any time made by or on behalf of any party, except that (a) claims, if any, asserted in writing prior to such third anniversary identified as a claim for indemnification pursuant to this Article IX shall survive until finally resolved and satisfied in full; (b) any Year-2000 Indemnification Obligations (as hereinafter defined) shall survive until February 1, 2003 and until finally resolved and satisfied in full if asserted on or prior to February 1, 2003; and (c) tax or environmental claims arising from a breach of Section 2.28 or Section 2.30, respectively, shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to the expiration of any such period. As used in this Article 9, the term "Year-2000 Indemnification Obligations" shall mean the Seller's obligation to indemnify, defend, and hold the Seller's Indemnitees harmless from, against and with respect to any Damages arising out of or in any manner incident, relating or attributable to (i) any claim or allegation that any Licensed System is not Year-2000 Compliant and (ii) any claim arising from a breach of Section 2.33.

       SECTION 9.7 OFFSET. The Seller acknowledges and agrees that the Buyer shall be entitled to offset any indemnity claim under Section 9.2 against any payment due to such Seller under Sections 1.2 and 1.3 hereof, at the Buyer's sole option.

       SECTION 9.8 SOLE REMEDY. Notwithstanding anything contained herein to the contrary, in the absence of fraud or intentional misrepresentation, the sole and exclusive remedy of the Buyer against the Seller pursuant to this Agreement for a breach of a representation, warranty or covenant is the Buyer's indemnification rights under this Article IX.

                              ARTICLE X.  MISCELLANEOUS

       SECTION 10.1 KNOWLEDGE OF THE SELLER. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge of the Seller, the Seller confirms that he has made due and diligent inquiry of each Company's President and Mitch Wexler as to the matters that are the subject of such representations and warranties.

       SECTION 10.2 KNOWLEDGE OF THE BUYER. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge of the Buyer, the Buyer confirms that it has made due and diligent inquiry of its Chief Executive

Officer and Chief Financial Officer as to the matters that are the subject of such representations and warranties.

       SECTION 10.3 "PERSON" DEFINED. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

       SECTION 10.4 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) sent by recognized overnight courier, (iii) made by telecopy or facsimile transmission, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

       If to the Buyer:

              ThermoView Industries, Inc.
              1101 Herr Lane
              Louisville, Kentucky 40222
              Attn: Stephen A. Hoffmann, Chief Executive Officer
              Fax No:  (502) 412-0301

       With a copy to:

              Stites & Harbison
              400 W. Market Street, Suite 1800
              Louisville, Kentucky 40202
              Attn: Ralston W. Steenrod, Esq.
              Fax No:  (502) 587-6391

       If to the Seller:

              Mr. Rodney H. Thomas
              13397 Lakefront Drive
              Earth City, Missouri 63045
              Fax No:  (314) 739-6965

       With a copy to:

              Riezman & Blitz, P.C.
              7700 Bonhomme Avenue, 7th Floor
              St. Louis, Missouri 63105
              Attn: Richard B. Rothman, Esq.
              Fax No:  (314) 727-6458

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent. The address of any party herein may be changed at any time by written notice to the parties.

       SECTION 10.5 ENTIRE AGREEMENT. This Agreement and the other Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the other Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

       SECTION 10.6 MODIFICATIONS AND AMENDMENTS. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

       SECTION 10.7 ASSIGNMENT/BINDING EFFECT. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

       SECTION 10.8 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto. Notwithstanding anything contained herein to the contrary, the Companies shall be regarded as third-party beneficiaries of this Agreement.

       SECTION 10.9 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Missouri without giving effect to the conflict of law principles thereof.

       SECTION 10.10 ARBITRATION. Any dispute or difference between the parties hereto arising out of or relating to this Agreement shall be finally settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association by a panel of three qualified arbitrators. The Seller and the Buyer shall each choose an arbitrator and the third shall be chosen by the two so chosen. If either the Seller or the Buyer fails to choose an arbitrator within 30 days after notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within 30 days after their appointment, the American Arbitration Association shall, upon the request of any party to the dispute or difference, appoint the arbitrator or arbitrators to constitute or complete the panel as the case may be. Arbitration proceedings hereunder may be initiated by either the Seller or the Buyer making a written request to the American Arbitration

Association, together with any appropriate filing fee, at the office of the American Arbitration Association in St. Louis, Missouri. All arbitration proceedings shall be held in St. Louis, Missouri. Any order or determination of the arbitral tribunal shall be final and binding upon the parties to the arbitration and may be entered in any court having jurisdiction.

       SECTION 10.11 SEVERABILITY. In the event that any arbitral tribunal of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, other than the provisions regarding payment of consideration or compensation to the Seller, then such provision shall be deemed limited to the extent that such arbitral tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such arbitral tribunal shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

       SECTION 10.12 INTERPRETATION. The parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

       SECTION 10.13 HEADINGS AND CAPTIONS. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

       SECTION 10.14 RELIANCE. The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained herein.

       SECTION 10.15 EXPENSES. Each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

       SECTION 10.16 GENDER. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require.

       SECTION 10.17 PUBLICITY. Except by the mutual agreement between the Seller and the Buyer, no party shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement except as may be required by law.

       SECTION 10.18 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the Buyer has caused this Agreement to be executed by its duly authorized officer and the Seller executed this Agreement all as of the day and year first above written.

                                       BUYER:

                                       THERMOVIEW INDUSTRIES, INC.


                                       By: /s/ Stephen A. Hoffmann
                                          -----------------------------------
                                           Stephen A. Hoffmann,
                                           Chief Executive Officer


                                       SELLER:

                                       /s/ Rodney H. Thomas
                                       --------------------------------------
                                       RODNEY H. THOMAS